Exhibit 99.1

[CHOICE HOTELS INTERNATIONAL GRAPHIC APPEARS HERE]

Contact:  John Hawkins

Vice President

Tel:  (301) 592-5075

Fax:  (301) 592-6177

john_hawkins@choicehotels.com

Joseph M. Squeri

Senior Vice President, Development, and Chief Financial

Officer

Tel: (301) 592-5006

For Immediate Release

CHOICE HOTELS ANNOUNCES RECORD ’03 FRANCHISE DEVELOPMENT &

RAISES FULL-YEAR ’03 EARNINGS ESTIMATES

Company Reports 57% Increase in Executed Franchise Contracts

SILVER SPRING, Md. (January 6, 2004) – Choice Hotels International, Inc. (NYSE:CHH) today announced record franchise development in 2003, with the company executing 470 new contracts, representing more than 41,000 rooms. This performance marks the first time the company has topped the 40,000 room level in a single development year.

As a result, the company has raised its earnings guidance for full year 2003 earnings per share to $1.82 to $1.84 from the previously announced $1.80 to $1.82 per share. It expects fourth quarter earnings per share to fall in the range of $0.44 to $0.46.

In addition, the company will report an additional $0.09 in diluted earnings per share for the fourth quarter of 2003 as the result of the prepayment of an outstanding senior subordinated note by Sunburst Hospitality Corporation. The transaction was completed on December 19, 2003, and resulted in Choice receiving approximately $47 million.

The company also repurchased approximately 1 million shares of its common stock during the fourth quarter of 2003. Authorization remains to repurchase approximately 2 million shares. Total shares outstanding as of January 5, 2004, are 34.7 million.

“Our total number of executed deals increased 57% in 2003 to 470, compared to the 299 deals executed in 2002, with our room count growing by 65%,” said Charles A. Ledsinger, Jr., president and chief executive officer. “This sales activity is a strong testament to the exceptional demand for our brands in the mid-priced and economy segments and the marketing power and comprehensive reservations delivery we provide to our franchisees. It also speaks to our augmented and enhanced franchise sales team, which brought a sharper focus to our efforts.”

“Much of our franchise sales success in the past year can be credited to our sales team’s ability to package the many attributes of our franchise system into a very compelling message for prospective franchisees,” said Joe Squeri, senior vice president, franchise development, and chief financial officer. “As a result, we were able to close many more transactions and bring more quality conversion hotels into our system.

Of the 470 deals, 342 were conversions of existing competitive brand hotels or independent hotels. New construction projects more than doubled from 57 in 2002 to 128 for 2003.

The Quality, Econo Lodge, Rodeway Inn, Comfort Suites and Clarion brands experienced record growth in 2003, with the Quality brand booking 112 deals to be the brand leader. In addition, the three remaining brands – Comfort Inn, Sleep Inn and MainStay Suites – all exceeded the previous year’s development.

Choice Hotels International is the second-largest hotel franchisor in the world, with 4,773 hotels open, representing 384,814 rooms, in the United States and 41 other countries and territories. As of September 30, 2003, 338 hotels are under development in the United States, representing 26,059 rooms, and an additional 88 hotels, representing 9,358 rooms, are under development in 17 countries and territories. Choice’s Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-Q for the period ended March 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com

Comfort, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

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